Shareholder Meeting Results (Unaudited)
iSHARES® TRUST

A special meeting of shareholders of iShares Trust was scheduled on July 14, 2005 and subsequently adjourned until August 11, 2005. All proposals were approved by the shareholders except as noted below. The proposals acted upon by shareholders at the special meeting and the results of the shareholder vote were as follows:

Proposal 1*
To elect the eight nominees specified below as Trustees of the Trust, each of whom will serve until his/her successor is duly elected or appointed and qualified.

Trustee	Votes For	Votes Withheld
Lee T. Kranefuss	647,047,151	12,010,432
John E. Martinez	647,057,342	12,000,240
Richard K. Lyons	647,782,813	11,274,769
George G.C. Parker	644,369,500	14,688,081
W. Allen Reed	647,251,696	11,805,888
Cecilia H. Herbert	647,073,394	11,984,192
Charles A. Hurty	647,183,684	11,873,899
John E. Kerrigan	647,826,001	11,231,583
Messrs. Kranefuss, Martinez, Lyons, Reed and Parker previously served as Trustees of the Trust and were re-elected. Ms. Herbert and Messrs. Hurty and Kerrigan were newly elected.

Proposal 2A
To approve a change to the Trust’s fundamental investment policy to simplify and conform each Fund’s investment restriction regarding issuing senior securities. Shareholders of the iShares S&P Global Energy Sector, iShares S&P Global Healthcare Sector, iShares S&P Global Technology Sector and iShares S&P Latin America 40 Index Funds did not approve this proposal.

iShares Index Fund	Votes For	Votes Against	Votes Abstaining	Broker Non-Votes **
S&P 100	6,096,113	88,606	66,127	1,824,723
S&P Global 100	2,730,603	43,711	28,778	692,671
S&P Global Energy Sector	1,285,357	55,771	48,441	589,407
S&P Global Financials Sector	533,710	6,638	7,070	179,358
S&P Global Healthcare Sector	1,587,899	44,602	138,201	1,163,258
S&P Global Technology Sector	254,983	8,957	4,055	243,286
S&P Global Telecommunications Sector	296,985	3,382	4,540	120,669
S&P Europe 350	5,449,881	63,061	75,522	2,244,842
S&P Latin America 40	1,305,159	23,546	42,835	758,101
S&P/TOPIX 150	438,370	13,409	13,549	83,310
Nasdaq Biotechnology	6,927,286	302,848	132,213	1,380,657

Proposal 2B
To approve a change to the Trust’s fundamental investment policy to simplify and conform each Fund’s investment restriction regarding the making of loans. Shareholders of the iShares S&P Global Energy Sector, iShares S&P Global Healthcare Sector, iShares S&P Global Technology Sector and iShares S&P Latin America 40 Index Funds did not approve this proposal.

iShares Index Fund	Votes For	Votes Against	Votes Abstaining	Broker Non-Votes **
S&P 100	6,067,558	115,488	67,800	1,824,723
S&P Global 100	2,723,792	47,320	31,980	692,671
S&P Global Energy Sector	1,280,926	60,238	48,405	589,407
S&P Global Financials Sector	534,228	6,104	7,086	179,358
S&P Global Healthcare Sector	1,581,486	50,684	138,532	1,163,258
S&P Global Technology Sector	254,253	9,928	3,814	243,286
S&P Global Telecommunications Sector	296,434	4,255	4,218	120,669
S&P Europe 350	5,435,327	77,449	75,687	2,244,843
S&P Latin America 40	1,301,777	26,868	42,894	758,102
S&P/TOPIX 150	439,509	12,342	13,477	83,310
Nasdaq Biotechnology	6,767,065	462,738	132,544	1,380,657

Proposal 3
To approve a change in the classification of the investment objectives of certain Funds from fundamental to non-fundamental. Shareholders of the iShares S&P Global Energy Sector, iShares S&P Global Healthcare Sector, iShares S&P Global Technology Sector, iShares S&P Europe 350 and iShares S&P Latin America 40 Index Funds did not approve this proposal.

iShares Index Fund	Votes For	Votes Against	Votes Abstaining	Broker Non-Votes **
S&P 100	5,613,961	569,491	67,394	1,824,723
S&P Global 100	2,685,074	86,392	31,626	692,671
S&P Global Energy Sector	1,278,104	63,138	48,326	589,408
S&P Global Financials Sector	527,662	12,586	7,170	179,358
S&P Global Healthcare Sector	1,539,473	90,364	140,865	1,163,258
S&P Global Technology Sector	251,635	12,261	4,099	243,286
S&P Global Telecommunications Sector	294,475	6,064	4,368	120,669
S&P Europe 350	5,242,039	271,157	75,267	2,244,843
S&P Latin America 40	1,284,671	43,009	43,859	758,102
S&P/TOPIX 150	429,916	22,185	13,227	83,310
Nasdaq Biotechnology	6,314,091	914,226	134,030	1,380,657

*  Denotes Trust-wide proposal and voting results.
**  Broker non-votes are proxies received by the Fund from brokers or nominees who did not receive instructions from the beneficial owner or other persons entitled to vote and who have no discretionary power to vote on a particular matter. Broker non-votes have the effect of a vote against the proposal.